Exhibit 23ii

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

BNC Bancorp

Thomasville, North Carolina

We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 of BNC Bancorp (filed December 29, 2006) of our report dated February 23, 2005, relating to the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows of BNC Bancorp and Subsidiary for the year ended December 31, 2004, which report appears in the Company’s 2006 annual report on Form 10-K.

Raleigh, North Carolina

March 30, 2007